Exhibit 10.6

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made as of the 10th day of November, 2005 (the “Effective Date”) by and between OMP, Inc., a company established and existing under the laws of the State of Delaware, having its principal place of business at 310 Golden Shore, Long Beach, California 90802, USA (“OMP”) and Cellogique Corporation, a corporation organized and validly existing under the laws of California, having its principal place of business at 124 Woodland Road, Pittsburgh PA 15232 (“Distributor”). OMP and the Distributor are sometimes referred to herein as the “Parties” and individually as “Party.”

RECITALS

WHEREAS, OMP develops and manufactures certain proprietary skin care products; WHEREAS, Distributor desires to distribute OMP’s skin care products; and

WHEREAS, OMP and Distributor deem it to be in their mutual best interests to enter into an agreement whereby Distributor shall be appointed as an exclusive distributor of OMP’s products.

NOW THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, the Parties hereto agree as follows:

1.             DEFINITIONS

For purposes of this Agreement, the following words shall have the following meanings:

1.1                                 “Agreement”  means this Distribution Agreement and all exhibits, schedules and annexes which are attached to this Agreement from time to time and form a part hereof.

1.2                                 “Confidential Information”  is defined in Section 13.1.

1.3                                 “Customer”  means any medical doctor, clinic operated by a medical doctor, and retail pharmacy purchasing Products in the Territory from Distributor.

1.4                                 “OMP Marks”  means the trademarks, trade names, service marks, domain names, and logos of OMP, and other commercial symbols identifying OMP or its products or services, including those set forth in Exhibit C, and similar marks, and those developed in the future.

1.5                                 “Prices”  mean the prices payable by Distributor to OMP as consideration for the purchase by Distributor of the Products, as set forth in Exhibit A.

1.6                                 “Products”  mean the OMP skin care products described in Exhibit A.

1.7                                 “Proprietary Information” is defined in Section 13.1.

1.8                                 “Territory” means the country(ies) set forth in Exhibit A, including, without limitation, its territories and possessions and any other geographic area designated by OMP for the exercise of Distributor’s rights and obligations in this Agreement.

1.9                                 “Trade Secrets” is defined in Section 13.1.

2.             APPOINTMENT

2.1                                 Grant of Rights. OMP hereby grants to Distributor, and Distributor hereby accepts, upon the terms and conditions set forth in this Agreement, the exclusive right to promote, market, sell, distribute and sub-distribute Products to Customers located within the Territory.

2.2                                 Technical and Sales Literature License. During the term of this Agreement, and subject to its terms and conditions, OMP grants to Distributor a nonexclusive, nontransferable, royalty free license, to use the OMP sales and technical literature and materials to promote, market, sell and distribute the Products in the Territory.

2.3                                 Sales Outside the Territory; Internet Sales. Distributor shall not distribute, sell or otherwise provide the Products outside the Territory and shall not advertise, promote or solicit Customers for the Products outside the Territory, unless authorized in writing by OMP. Distributor may promote and sell Products using the Internet, provided however, Distributor shall not accept or fill orders for Products from Customers located outside the Territory and shall not deliver Product to or for a Customer outside the Territory. OMP and Distributor shall monitor the distribution and sale of Products within the Territory to insure that the Products are not, directly or indirectly, being redistributed or resold outside the Territory.

2.4                                 Reserved Rights. Except as otherwise set forth in this Agreement, no express or implied right is granted to Distributor regarding the Products, the OMP technical and sales literature and the OMP Marks and Distributor acknowledges that all copyright, patent, trade secret and other intellectual property rights in and to the Products, OMP technical and sales literature and the OMP Marks are the sole property of OMP. OMP reserves all rights not expressly granted herein.

2.5                                 Sub-Distributors. A listing of current sub-distributors engaged in the distribution and sale of the Company’s products under contract by the Distributor is included in Exhibit E. Distributor shall not, without the prior written consent of OMP, which consent shall not be unreasonably withheld, appoint any new sub-distributors to promote, market, distribute and sell the Products within the Territory. Distributor shall submit to OMP, for OMP’s prior approval, a copy of any written agreement, or the terms and conditions of any oral agreement, proposed to be entered into between Distributor and any proposed sub-distributor. Distributor shall require that each such agreement shall, without limitation:  (i) terminate upon the expiration or earlier termination of this Agreement; (ii) be expressly subject to this Agreement and any restrictions regarding the Products, OMP technical and sales literature, the OMP Marks and other Proprietary Information stated herein; (iii) provide that the sub-distributor shall have no claims against OMP or Distributor arising from the expiration or termination of this Agreement; (iv) require adherence to internet policies consistent with physician ethics, as well as OMP’s brand promotion and pricing guidelines, and (v) prohibit the sub-distributor from appointing further sub-distributors or agents for the sale of Products or assigning any rights or obligations under its agreement with Distributor without OMP’s prior written consent. Distributor shall cause sub-distributors to communicate directly with Distributor, not OMP.

3.             ADDITIONAL PRODUCTS

3.1                                 Related Products. OMP may from time to time offer products for sale relating to skin care, which are not listed in Exhibit A (“Related Product(s)”). Such Related Product(s), new or not, may be incorporated into this Agreement by written amendment at any time during the term of this Agreement. If OMP, in its sole discretion, chooses to distribute such Related Products in the Territory during the term of this Agreement, OMP shall offer Distributor the exclusive right to promote, market, sell and distribute such Related Products in the Territory subject to this Agreement, which offer shall be open for acceptance for a period no longer than thirty (30) days. The terms and conditions upon which OMP shall offer to Distributor the rights to distribute Related Products in the Territory shall be at least as favorable as the terms and conditions upon which OMP offers such distribution rights with respect to Related Products to any third-party distributor(s) outside of the Territory, including, but not limited to, maximum discounted prices and terms of payment. In the event that Distributor chooses not to accept OMP’s offer to include any such Related Products in this Agreement, OMP may use other persons or entities to act as distributors of such Related Product(s) to Customers in the Territory without further obligation to Distributor.

4.             GENERAL OBLIGATIONS OF DISTRIBUTOR

4.1                                 Minimum Purchase Requirement. During the term of this Agreement, Distributor shall make the minimum purchases of the Products from OMP set forth in Exhibit A (“Minimum Purchase Requirement”). Purchases counted toward the Minimum Purchase Requirement for any period provided herein shall be based on OMP’s net invoice prices for the Products which are paid for prior to the expiration of the applicable period. Distributor understands and agrees that achievement of Minimum Purchase Requirement is of the essence of this Agreement and the failure of Distributor to achieve any of the Minimum Purchase Requirement conditions in Exhibit A in any one year shall constitute grounds for the conversion of this contract from exclusive to a non-exclusive right to the channel and territory (all other provisions of the contract remaining unchanged), while failure to achieve the minimums in any two out of three years is grounds for non-renewal of the contract at the Company’s option as of the renewal period following such failures. However, notice of intention not to renew based on performance must be given 60 days in advance of the new renewal period.

4.2                                 Promotion and Marketing. Distributor shall use commercially reasonable efforts to further the promotion, marketing, sale and distribution of the Products in the Territory, including but not limited to, building brand awareness and value. OMP may, in its reasonable discretion, prepare promotional programs for the Products in the Territory and Distributor agrees to cooperate with OMP in sales or promotional programs prepared by OMP. Distributor shall not, and shall cause its sub-distributors to not, make any materially misleading or untrue statements concerning the Products.

4.3                                 Competing Products. During the term of this Agreement, Distributor shall not, and shall cause its agents and representatives to not, sell, distribute, market, advertise or solicit purchase orders for any product that OMP deems to be similar to or competitively positioned against the Products in the Territory.

4.4                                 Business Plan. By October 1 of each calendar year during the term of this Agreement, Distributor shall submit to OMP a marketing and business plan (“Business Plan”) for marketing, distribution and sale of the Products in the Territory for the following calendar year. The Business Plan shall include a description of the Distributor’s sales organization, a competitive market analysis, methods of distribution, a marketing plan, projected quarterly sales by Product, and other information.

4.5                                 Forecasts. Distributor shall provide to OMP on a quarterly basis a twelve (12) month rolling forecast of Distributor’s projected purchase orders on the form attached hereto as Exhibit B. Distributor shall submit forecasts to OMP on February 1 (for the twelve (12) months commencing April 1), May 1 (for the twelve (12) months commencing July 1), August 1 (for the twelve (12) months commencing October 1), and November 1 (for the twelve (12) months commencing January 1) of each calendar year. If the Effective Date falls within a quarter, the first quarter forecast shall include only the remainder of that quarter. The forecasts are for planning purposes only and shall not be binding on Distributor or OMP.

4.6                                 Licensed Physician; Sales Force. During the term of this Agreement, Distributor shall retain the services of a physician licensed and in good standing in the Territory and who is trained (in accordance with Section 5.2) in the use of the Products (“Licensed Physician). Within thirty (30) days of the Effective Date and within forty five (45) days of a change of Licensed Physician, Distributor shall give OMP written notice of the name of the Licensed Physician as well as physical evidence of his or her license and good standing in the Territory. The Licensed Physician shall advise Customers on the proper use of the Products. Distributor shall maintain competent and trained personnel for marketing and distribution of the Products in the Territory.

4.7                                 Governmental Requirements. Subject to the terms of this Agreement, Distributor shall (i) comply with all applicable laws and regulations of the United States and the Territory, including but not limited to, export laws and restrictions and regulations of the United States Department of Commerce or other United States or foreign agency or authority, and shall not export, or participate in any transaction which may involve the export or re-export of any Product in violation of any such restrictions, laws or regulations; (ii) assist OMP in obtaining any required registrations, licenses and permits for the Products and the marketing, sale and distribution of the Products in the Territory by supplying such documentation or information as may be reasonably requested by OMP; and (iii) obtain and maintain during the term of this Agreement all governmental approvals and licenses necessary to import the Products into the Territory. If any governmental registration, license or approval for the marketing, sale and distribution of the Products is required, Distributor shall obtain OMP written approval prior to commencing any registration or approval process. Unless otherwise required by applicable law, all registrations, licenses and approvals for the Products and the distribution of the Products in the Territory shall be in the name of and shall be solely owned by OMP. OMP will reimburse Distributor for any pre-approved and reasonable fees for such registrations, licenses and approvals that are in OMP’s name or are transferred to OMP upon termination of the Agreement. Distributor shall provide OMP with a copy of all registrations, licenses and approvals obtained or received for the Products and distribution of the Products in the Territory within five (5) business days of Distributor’s receipt of each such registration, license and approval. In furtherance of, but without limiting, the foregoing, Distributor represents that it has read, understood and will comply with the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act.

4.8                                 Distributor Expenses. Distributor assumes full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to all rents, salaries, commissions, advertising, translations of documents and materials, demonstration, travel and accommodation for the employees, agents, representatives or other personnel of Distributor.

4.9                                 Marketing Materials. All marketing materials created by or for Distributor relating to the Products shall be approved by OMP prior to use by Distributor. Such marketing materials shall contain copyright, trademark and accreditation notices as prepared by OMP.

4.10                           Quarterly Reports and Reviews. Distributor shall provide OMP with reports of its activities, competitor activities, and other information regarding the Products and the markets for the Products in the Territory in such detail and with such frequency as OMP and Distributor shall mutually agree. Distributor agrees to participate with OMP in quarterly reviews to discuss Distributor’s sales, marketing, and business plan for distribution of the Products, and sales achievements and objectives.

5.             GENERAL OBLIGATIONS OF OMP

5.1                                 General. OMP shall use commercially reasonable efforts to maintain and enhance the reputation, usefulness, and acceptance of its Products and to assist Distributor in all reasonable ways to promote the sale of the Products in the Territory.

5.2                                 Distributor Training. OMP shall provide initial training on the Products for Distributor’s licensed physician and sales force and subsequent training upon the release of new Products or Related Products subject to this Agreement. The date, duration, content and location of the initial training and training relating to any new Products or Related Products subject to this Agreement, shall be mutually agreed upon by the Parties. Notwithstanding the foregoing, Distributor shall bear all costs of travel and living expenses for Distributor’s personnel to attend any training whether during the initial period or subsequent thereto. If training is provided at Distributor’s location, Distributor shall provide reasonable training facilities without expense to OMP. For training in addition to that identified above, OMP and Distributor shall mutually agree in writing on the charges for such training, in advance of the training, including but not limited to OMP travel and other related expenses.

5.3                                 Marketing Support. OMP shall provide Distributor with an electronic and one hard copy of OMP technical and sales literature and materials. Distributor’s shall provide language translations of such materials at Distributor’s expense.

5.4                                 Quarterly Review. OMP agrees to participate with Distributor in quarterly reviews to discuss Distributor’s sales, marketing, and business plan for the distribution of the Products, and sales achievement and objectives.

6.             PURCHASE OF PRODUCTS AND SERVICES

6.1                                 Purchase Orders and Delivery. Products ordered by Distributor from OMP will be delivered by OMP directly to the Distributor. OMP shall use its best efforts to deliver ordered Products within thirty (30) days of the date of receipt of a purchase order from Distributor. Distributor shall acquire the Products only from OMP and from no other source.

6.2                                 Modification of Orders. Except as otherwise agreed to in writing or as otherwise set forth herein, all order(s) are non-cancelable, non-refundable and non-exchangeable. All order(s) placed with OMP by Distributor for Products shall be made on through the submission of a Purchase Order. Notwithstanding the content of Distributor’s purchase order, this Agreement shall take precedence over Distributor’s purchase order, and, subject to applicable law, in the event of any conflicting, inconsistent or additional terms of Distributor’s purchase order, the terms of this Section 6 shall prevail.

6.3                                 Delivery Terms. All deliveries of the Products shall be FOB OMP’s manufacturing or warehouse facility, Incoterms 2000. OMP shall consign each shipment to the freight forwarding agent and customs broker specified by Distributor.

6.4                                 Title. Title to each of the Products shall transfer upon consignment and delivery by OMP to the freight forwarding agent specified in Distributor’s purchase orders.

6.5                                 Acceptance of Products. In the event of any shortage, damage or discrepancy in or to a shipment of Products, Distributor shall promptly report the same to OMP and furnish such written evidence or other documentation as Distributor may deem appropriate. OMP shall not be liable for any such shortage, damage or discrepancy unless OMP has received notice and evidence thereof from Distributor within thirty (30) days after delivery of the Products at the FOB point. If such evidence demonstrates to OMP’s satisfaction that OMP is responsible for such shortage, damage or discrepancy, OMP shall promptly deliver additional or substitute Products to Distributor.

6.6                                 Return of Defective Products. OMP shall use reasonable commercial efforts to supply Distributor with Products manufactured in accordance with good manufacturing practices. In the event a Product is defective, OMP shall either, in its sole discretion, replace the Product or credit Distributor for the purchase price of the Product as reflected on Distributor’s paid invoice therefore, provided Distributor (a) has obtained OMP’s prior written consent to return the Product and (b) Distributor completes and returns with the Product the Product Complaint Form attached hereto as Exhibit D. OMP will pay transportation costs for return of such Product provided the Product was shipped to Distributor by OMP within ninety (90) days of the date Distributor obtains OMP’s approval to return the Product. The provisions of this Section 6.6 shall constitute Distributor’s sole and exclusive remedy with respect to defective Products.

6.7                                 Price Changes; Notification. Prices offered to Distributor are and shall remain based on distributor discount from standard pricing to US physicians. Standard US Pricing from which distributor discount is taken shall in no case be increased by a greater amount than pricing changes implemented in the US. OMP shall give written notice to Distributor of any amendment to the Prices listed in Exhibit A hereof. In the event of a Price increase, OMP shall notify Distributor in 60 days in advance of any such amendments.

6.8                                 Price Increase Protection. In the event OMP increases the Price on any Product, any orders for such Product which are received by OMP before the effective date of the Price increase shall be invoiced at the previous, or lower Price. Price protection will be extended to Distributor by OMP for the purpose of satisfying Customer purchase agreements and binding quotations which Distributor has in force on the effective date of the Price increase, which Distributor cannot satisfy from its inventories, for the period remaining on such purchase agreements and binding quotations. In order to obtain price protection, within thirty (30) days of notification of the Price increase, Distributor shall provide documentation to OMP on such purchase agreements and binding quotations, acceptable to OMP.

6.9                                 Price Decrease Protection. In the event OMP decreases the Price of any Product, Distributor may apply for a credit equal to the difference between the net Price paid by Distributor, less any prior credits granted by OMP, and the new decreased Price for the Product multiplied by the quantity of such Products in Distributor’s inventory (including those delivered by OMP to the Distributor’s specified freight forwarding agent) on the effective date of the Price reduction. Price protection applies only to Products in Distributor’s inventory the three (3) months preceding the effective date of the Price reduction, including Products in transit to Distributor on the effective date of the Price decrease. Issuance of the Price protection credit by OMP is contingent upon Distributor’s submission to OMP, not later than thirty (30) days after the effective date of such Price decrease, of an inventory report which indicates the quantity of such Product in stock or in transit on the effective date of the Price decrease. Upon verification of the inventory report by OMP, said credit will be applied to Distributor’s account.

6.10                           Product Changes. OMP may do any of the following upon reasonable notice and without liability to Distributor:

(a)                                  Alter the specifications for any Product or any new Product or Related Product;

(b)                                 Discontinue the development of any new Product, whether or not such new Product has been announced publicly and discontinue the sale of any Product; and

(c)                                  Commence the development and distribution of new Products and Related Products which may make any Product obsolete.

7.             PRICES AND PAYMENT TERMS

7.1                                 Products Prices. Distributor shall pay OMP the Prices for Products in accordance with the Prices set forth in Exhibit A. Distributor, in its sole discretion, shall set resale prices for sale of the Products to Customers in the Territory. Subject to Section 6 hereof, OMP may change the Prices in Exhibit A at any time, in its sole discretion.

7.2                                 Payment Terms  OMP shall extend credit, and full payment shall be due ninety (90) days from the date of the OMP invoice. The amount of credit extended shall be set by OMP in its sole discretion. Distributor shall pay OMP by international bank wire transfer, to an account specified by OMP in OMP’s invoice to Distributor, or by a confirmed letter of credit.

7.3                                 Delinquent Accounts. All amounts due and owing to OMP hereunder, but not paid by Distributor within 5 days of the due date thereof, shall bear interest in U.S. dollars at the rate of the lesser of:  (i) one per cent (1%) per annum above the then applicable prime interest rate announced by the Wall Street Journal for 90-day U.S. dollar loans to prime commercial customers in the United States; or (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

7.4                                 Taxes. Prices do not include, and Distributor shall be responsible for, all excise, sales, use, value added and other taxes, including any goods and services tax payable in the Territory and excluding any tax on the income of OMP. Notwithstanding the foregoing, the Parties understand that payments made by Distributor to OMP may be subject to withholding taxes in the Territory, which, if applicable, shall be withheld and promptly paid by Distributor, on behalf of OMP, to the applicable tax authorities and promptly evidenced by appropriate certificate of receipt or other evidence issued by such authorities; provided however, should the tax authorities in the Territory determine that any payments due OMP from Distributor are subject to such taxes, Distributor shall use reasonable commercial efforts to provide OMP such documentation as may be necessary for the Parties to receive the reduced rate of withholding tax under any applicable treaty. OMP may, in its sole discretion, file an application with the applicable authorities for such reduced rate of withholding tax. Any other applicable charge, tax or duty shall be borne by Distributor in addition to the Prices invoiced.

8.             TERMS AND TERMINATION

8.1                                 Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of twelve (12) years beginning January 1, 2006, comprised of four (4) consecutive three (3) year terms ending December 31, 2008; December 31, 2011; December 31 2014; and December 31, 2017, subject to the provisions under section 4.1, unless otherwise terminated pursuant to the provisions hereof.

(a)                                  Notwithstanding any other provision of this Agreement, either Party shall have the right to immediately terminate this Agreement for cause by giving written notice of such termination to the other Party, if the other Party fails to comply with any material term hereof and fails to correct such lack of compliance within thirty (30) days after receipt of written notice of such failure. Without limiting the foregoing, any failure by Distributor to pay amounts when due shall be deemed a failure to comply with a material term of this Agreement and OMP shall be entitled to immediately terminate this Agreement without further notice to Distributor and opportunity to cure, unless Distributor cures such failure within the foregoing thirty (30) day period.

(b)                                 Either Party may immediately terminate this Agreement for cause by giving written notice of such termination to the other Party upon the occurrence of any of the following events:

(i)                                     if the other Party makes a voluntary petition in bankruptcy, insolvency or similar petition;

(ii)                                  an involuntary petition in bankruptcy, insolvency or similar petition is made against the other Party;

(iii)                               if the other Party becomes insolvent or makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets or is liquidated; or

(iv)                              the enactment or adoption of any change in laws, rules, regulations or governmental policies or other change in circumstances that makes it illegal, impossible or impracticable to export, import, market, sell and distribute the Products to or in the Territory as contemplated in this Agreement.

8.2                                 Rights Upon Termination. Upon termination or expiration of this Agreement:  (a) all of Distributor’s rights granted hereunder shall immediately cease; (b) Distributor shall return to OMP or destroy at OMP direction any and all language translations of OMP’s sales and technical literature and materials in Distributor’s possession or control; (c) Distributor shall return to OMP any Products in its possession purchased within ninety (90) days of the date of termination or expiration of the Agreement at the price paid by Distributor, including any Products delivered to the freight forwarding agent ninety (90) days prior or the date of termination or expiration of this Agreement, except those Products required to meet Customer purchase agreements and binding quotations for a period no longer than forty-five (45) days from the date of termination or expiration and which Distributor has in force on the date of termination or expiration of this Agreement, provided Distributor furnishes OMP documentation of such purchase agreements and binding quotations acceptable to OMP; (d) Distributor shall immediately return to OMP all other OMP property, including, but not limited to, all original documents and copies which contain OMP Proprietary Information; (e) Distributor shall deliver to OMP such documents and instruments as OMP may reasonably request in connection with the termination or expiration of this Agreement; and (f) Distributor shall remove from its facilities and other premises all signs, billboards and other similar items bearing any of the OMP Marks or identifying Distributor as an authorized distributor of OMP or the Products and, within a reasonable period of time following such termination, withdraw or cancel any registrations or filings with governmental authorities relating to Distributor’s use of any of the OMP Marks, and shall refund to Distributor in cash any unutilized credit under Section 6.9. Under no circumstances shall OMP be liable with respect to orders received by OMP after the termination or expiration of this Agreement. In the event of a termination of this Agreement under Section 8.1, subject to the applicable provisions of this Section 8.2, neither Party shall owe any compensation to the other Party for lost profits, lost opportunities, goodwill, or any other loss or damages as a result of or arising from such termination. Except as required for Distributor’s performance of obligations under this Section 8.2 or Section 8.3, upon expiration or earlier termination of this Agreement, Distributor shall immediately cease and desist from any further use of Proprietary Information of OMP. Without waiving any rights OMP may have at law or in equity, in the event Distributor fails to comply with any of its obligations under this Section 8.2, OMP shall be entitled to receive from Distributor and Distributor shall be obligated to pay to OMP as liquidated damages, not penalty, an amount equal to eight percent (8%) of Distributor’s gross revenue from the sale of the Products during the preceding twelve (12) months or, in the event this Agreement has been in effect less than twelve (12) months, twelve (12) annualized months from the Effective Date.

8.3                                 Surviving Terms. The provisions of Sections 2.4, 7, 8.2, 9, 10, 11, 12, 13, 14, and 15 shall survive the expiration or the termination of this Agreement by either Party for any reason.

8.4                                 Renewal Term. Six (6) months prior to the expiration of the initial twelve (12) year term set forth in Section 8.1 hereof, OMP and Distributor shall enter into good faith negotiations on an exclusive basis with respect to the renewal of this Agreement (“Renewal Negotiations”), including the length of such renewal term, the prices and discounts for Products and other material terms and conditions relating to the subject matter hereof; provided, however, that OMP agrees that the prices for Products and the length of the proposed renewal term that it offers Distributor at the time of such Renewal Negotiations shall be at least as favorable as the maximum discounted prices and maximum term of any agreement then in effect between OMP and any third party distributor of OMP’s Products.

9.             OMP WARRANTY AND INDEMNITY.

9.1                                 Limited Warranties. Subject to Section 9.2, OMP represents and warrants to Distributor that (a) OMP has full authority to execute and perform this Agreement; (b) this Agreement has been duly executed and delivered by OMP and constitutes OMP’s legal, enforceable and binding obligation; (c) OMP’s execution and performance of this Agreement will not conflict with the terms or conditions of any other agreement or contract to which it is a party or is otherwise bound; and (d) no approval, action or authorization by any governmental authority or agency is required for OMP’s execution and performance hereof (except for governmental certifications, registrations, licenses and approvals for the export of the Products to the Territory) which has not already been obtained.

9.2                                 Disclaimer of Warranties. OMP GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS OR THE OMP MARKS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9.3                                 OMP Indemnification.

(a)                                  OMP shall defend, indemnify and hold harmless Distributor from and against any claim of a third party to the extent arising from the negligence or willful misconduct of OMP, its employees, agents, or contractors (other than Distributor) in the performance of its obligations under this Agreement. OMP will pay resulting court costs, damages and legal fees finally awarded, provided Distributor promptly notifies OMP in writing of any such claim, OMP has sole control of the defense and all related settlement negotiations, and Distributor provides OMP with such assistance and all related information for such defense as OMP may reasonably request.

(b)                                 OMP shall defend, indemnify and hold Distributor harmless from and against any claim that the Products, OMP technical and sales literature or the OMP Marks infringe, in the Territory, a patent, trademark or copyright of a third party (a “Claim”), and pay resulting court costs, damages and legal fees incurred in connection with such Claim, provided (i) Distributor notified OMP promptly in writing of any such Claim and (ii) gives OMP sole control of the defense of the same and all negotiations for its settlement or compromise. Should any Products become, or in OMP’s opinion be likely to become, the subject of a claim of infringement, Distributor shall permit OMP, at OMP’s option and expense, to (x) procure for Distributor the right to continue using the Products, (y) replace or modify the Products to become non-infringing, or (z) if neither procurement or replacement are commercially reasonable, terminate this Agreement by giving written notice thereof to the Distributor, with no further obligation or liability to Distributor. Notwithstanding the foregoing, OMP shall have no liability for any claim of infringement to the extent based upon any modification of the Products, OMP technical and sales literature and the OMP Marks not made by OMP or its authorized representatives. THE FOREGOING STATES THE ENTIRE LIABILITY OF OMP WITH RESPECT TO INFRINGEMENT IN THE TERRITORY OF ANY PROPERTY RIGHT OF A THIRD PARTY BY THE PRODUCTS, OMP TECHNICAL AND SALES LITERATURE AND THE OMP MARKS.

10.           DISTRIBUTOR WARRANTY AND INDEMNITY

10.1                           Limited Warranties. Distributor represents and warrants to OMP that (a) Distributor has full authority to execute and perform this Agreement; (b) this Agreement has been duly executed and delivered by Distributor and constitutes Distributor’s legal, enforceable and binding obligations; (c) Distributor’s execution and performance of this Agreement will not conflict with the terms or conditions of any other agreement or contract to which Distributor is a party or is otherwise bound; and (d) no approval, action or authorization by any governmental authority or agency is required for Distributor’s execution and performance hereof (except for governmental certifications, registrations, licenses and approvals for the marketing, sale and distribution of the Products in the Territory) which has not already been obtained.

10.2                           Distributor’s Indemnification. Distributor shall defend, indemnify and hold harmless OMP from and against any claim of a third party that is either reduced to final, non-appealable judgment or settled with Distributor’s consent, not to be unreasonably withheld, to the extent arising out of or resulting from:

(a)                                  Distributor’s and sub-distributor’s negligent acts or omissions or willful misconduct in the use, import, marketing, promotion, advertising, distribution and sale of the Products, including but not limited to Distributor’s and sub-distributor’s promotional or advertising materials for the Products;

(b)                                 Any statements, claims, representations or warranties made by Distributor or sub-distributors relating to the Products, other than as authorized or made by OMP in writing, including but not limited to those made in the OMP technical and sales literature and materials;

(c)                                  Any breach by Distributor and sub-distributors of their obligations under this Agreement; and

(d)                                 Any infringement or claim thereof of any patent, copyright, trademark, service mark, trade name, trade secret or any other property right of a third party arising from the use by Distributor or any sub-distributors of (i) any symbol, insignia, name or identifying characteristic other than the OMP’s Marks, (ii) any combination of any OMP Mark with any materials not provided or approved by OMP, (iii) any modification to the Products not made by OMP, or (iv) any use of the Products not authorized or certified by OMP or by the OMP technical and sales literature and materials.

11.           LIMITATION OF LIABILITY.

11.1                           DISTRIBUTOR AGREES THAT OMP’ S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE FEES OR OTHER AMOUNTS PAID BY DISTRIBUTOR TO OMP FOR PRODUCTS UNDER THIS AGREEMENT.

11.2                           IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR INDIRECT OR PUNITIVE DAMAGES OR LOSS OF GOODWILL, BUSINESS OPPORTUNITY OR PROFIT, IN CONNECTION WITH THE SUPPLY, USE OR PERFORMANCE OF THE PRODUCTS PROVIDED HEREUNDER, OR IN CONNECTION WITH ANY CLAIM ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF THE EXCLUSIVE REMEDIES STATED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE.

11.3                           Notwithstanding the provisions of this Section 11, this Agreement shall not limit the liability of either Party for personal injury, including death, arising from the negligence or willful misconduct of such Party or its employees acting within the scope of their employment.

12.           PROPRIETARY RIGHTS.

Except as otherwise provided herein, OMP expressly retains title and ownership to all worldwide intellectual property rights, including without limitation, design, know-how, patent rights, trademarks, and copyrights in and to the Products, OMP trademarks, service marks and logos, and any modifications, adaptations, derivative works, and enhancements made thereto.

13.           CONFIDENTIALITY.

13.1                           Definitions. For purposes of this Agreement, “Trade Secrets” means information which:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” means information, other than Trade Secrets, that is of value to its owner and is treated as confidential. “Proprietary Information” means Trade Secrets and Confidential Information.

13.2                           Nondisclosure Requirements. Each Party agrees to hold Proprietary Information of the other Party in strictest confidence and not to copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information of the other Party to any third party, or utilize such Proprietary Information for any purpose whatsoever other than as expressly contemplated by this Agreement or as otherwise agreed to in writing by the Parties. Each Party may only disclose the other Party’s Proprietary Information to employees, representatives and consultants of such Party who are under a written obligation to comply with the nondisclosure obligations set forth herein. Each Party agrees to notify the other Party in writing of any suspected or known breach of the obligations or restrictions set forth in this Section 13. The obligations of this Section 13.2 shall continue for so long as such information constitutes a Trade Secret under applicable law and for Confidential Information, for the term of this Agreement and for a period of three (3) years following termination or expiration of this Agreement. Notwithstanding the foregoing, any previously executed nondisclosure agreement between the Parties shall continue in full force and effect, provided that to the extent of any inconsistency or ambiguity between such non-disclosure agreement and this Agreement, this Agreement shall take precedence and control and govern in all respects.

13.3                           Exceptions. The foregoing obligations of this Section 13 shall not apply if and to the extent that:  (i) the information communicated was already known to a Party without obligation to keep such information confidential at the time of a Party’s receipt from the other Party; (ii) the information communicated was received by a Party in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential, or (iii) a Party establishes that the information communicated was publicly known at the time of such Party’s receipt from the other Party or has become publicly known other than by a breach of this Agreement. If either Party is required to disclose all or part of the Proprietary Information of the other Party pursuant to any legal requirement of any country which may have jurisdiction over that Party, such Party shall immediately upon becoming aware that such disclosure is required, give the other Party notice of the circumstances in which the disclosure is required and, subject to applicable law, agree with the other Party on the extent and timing of such disclosure.

14.           TRADEMARKS

14.1                           Use of the OMP Marks. OMP hereby grants to Distributor, and Distributor hereby accepts from OMP, a nonexclusive, nontransferable, royalty-free license to use the OMP Marks set forth on Exhibit C hereto, solely in connection with the marketing, distribution, promotion, advertising and sale of the Products in the Territory and in accordance with any OMP’ standards and instructions, and for no other purpose. OMP may inspect and monitor Distributor’s use of the OMP Marks. Distributor shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of the OMP Marks or oppose any such registration by OMP. Distributor is not granted any right, title or interest in the OMP Marks other than the foregoing limited license, and Distributor shall not use the OMP Marks as part of Distributor’s business entity or trade name or permit any third party to do so.

14.2                           Markings. Distributor shall not remove or alter any OMP trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products, documentation or containers or packages.

14.3                           Infringements. Distributor shall provide prompt notice to OMP of any infringement or potential infringement of the OMP Marks by a third party and of any challenge to its use of the OMP Marks by a third party. OMP reserves the right in its sole discretion to institute any proceedings against third party infringers of the OMP Marks, and Distributor shall refrain from doing so. Distributor shall cooperate fully with OMP in any legal action taken by OMP against such third parties, provided that OMP shall pay all expenses of such action and all damages which may be awarded or agreed upon in settlement of such action shall accrue to OMP.

14.4                           Termination of Use. Except as otherwise provided in Section 8.2(c) hereof, upon termination of this Agreement, Distributor shall immediately cease any use of the OMP Marks in any manner. In addition, Distributor hereby appoints OMP its attorney infact, which appointment is coupled with an interest, to allow OMP to cancel, revoke or withdraw any governmental registration or authorization permitting Distributor to use the OMP Marks in the Territory. To effectuate the purposes of this provision, Distributor shall sign and deliver any documents and perform all further acts as may be reasonably requested by OMP.

14.5                           Distributor Web Sites. Distributor shall not operate an Internet site that references any of the Products or the OMP Marks (“Distributor Web Site”) without the prior written consent of OMP, not to be unreasonably withheld. In consideration of OMP allowing Distributor to reference the Products or use the OMP Marks in the Distributor Web Site, OMP may provide and Distributor shall post on the Distributor Web Site, mandatory content, including but not limited to privacy policies, terms of use, copyright and trademark notices, and graphics and trademark policies. Subject to OMP’s prior written consent, Distributor shall prominently provide on the home page of the Distributor Web Site a link to OMP’s Internet site in location, style, size and manner specified by OMP.

14.6                           Internet Search Strategies. Distributor may not use any OMP Mark of any of the Products in connection with any domain name, directory, address, locator, linking, co-branding, metatag, or with any other Internet search strategy.

15.           MISCELLANEOUS.

15.1                           Independent Contractors. Notwithstanding anything set forth herein to the contrary, the relationship of the Parties is that of independent contractors, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment or agency relationship between the Parties. Neither party shall have authority to enter into agreements of any kind on behalf of the other Party and shall not have the power or authority to bind or obligate the other Party in any manner to any third party.

15.2                           Assignment. Neither Party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party, provided, however, either Party may assign or transfer all its rights and obligations under this Agreement to a successor in interest to all or substantially all of its assets or business by reason of sale, merger or operation of law, without the prior written consent of the other Party, if such successor affirms in writing that it will remain bound by all the terms and conditions of this Agreement.

15.3                           Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by (a) registered or certified mail, postage prepaid, return receipt requested, (b) private courier service, or (c) facsimile sent to the respective addresses or facsimile numbers and to the attention of the representatives of the Parties set forth below or at such other addresses or facsimile numbers or representative as the respective Parties may designate by like notice from time to time. Notices so given shall be effective upon receipt by the Party to which notice is given.

To Obagi Medical Products Inc.:

Obagi Medical Products
Attn: Curtis Cluff, Executive VP
310 Golden Shore, First Floor
Long Beach, CA 90802
Fax: (562) 437-2725

To Distributor:

Cellogique Corporation
Attn: Mazen Youssef, President
124 Woodland Road,
Pittsburgh PA 15232
Fax: (412) 422-8650

With a copy to:

Michael R. Morris, Esq.
Valensi, Rose, Magaram, Morris & Murphy PLC
2029 Century Park East, Suite 2050
Los Angeles, CA 90067
Fax: (310) 277-1706

15.4                           Arbitration. If any dispute arises between Distributor and OMP relating to the subject matter of this Agreement, Distributor and OMP shall each make good faith efforts to negotiate an amicable settlement of such matter. The Parties agree that, except as otherwise provided below, any dispute, claim or controversy relating in any way to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in the state of California, with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding:  (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by either Party, their representatives, or the arbitrator (except:  (a) to the professional advisers of OMP and Distributor; (b) in connection with a public offering of securities by OMP or Distributor; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation) and (ii) the arbitrator shall be required to prepare written findings of fact. Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

15.5                           Governing Law. This Agreement has been made, executed and delivered in California, in which state the offices of OMP are located. Accordingly, the Parties invoke the laws of California regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects (including, but not limited to, all matters of interpretation, validity, performance and the consequences of breach) to be exclusively construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of California and any applicable federal laws of the United States of America, as from time to time amended and in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply in any respect to this Agreement or the Parties.

15.6                           Force Majeure. Except Distributor’s obligation to pay under Section 7, neither Party shall be liable for any failure to perform or delay in performance of its obligations hereunder caused by circumstances beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy or rebellion, insurrection, riot, civil commotion, strikes or other labor disputes, sabotage, epidemic, quarantine or any agency thereof, judicial action and any other such external circumstances (a “Force Majeure”). As to Distributors obligation to pay under section 7, the Distributor shall be allowed a 90 day grace period in the event of Force Majeure, in order to comply with such obligations to pay.

15.7                           No Solicitation of Related Personnel. During the term of this Agreement, and for a period of twenty four (24) months after termination of this Agreement, neither OMP, nor Distributor, nor any subsidiary or parent thereof, shall, directly or indirectly, (i) solicit for employment or consulting engagement, (ii) offer employment to, or (iii) engage the related business services of any person who is or was an officer, employee or consultant of the other Party.

15.8                           Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement, or any waiver of any term or condition of this Agreement will be binding unless in writing and signed by a duly authorized representative of both Parties. The section and subsection headings in this Agreement are inserted solely as a matter of convenience and for reference, and shall not be considered in the construction or interpretation of any provision hereof. If any provision hereof is declared invalid by a court or arbitral tribunal of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

15.9                           Language. The official language of this Agreement is English. All contract interpretations, notices, and dispute resolutions shall be in English. Any amendments to this Agreement shall be in English. Translations of any of these documents shall not be construed as official or original versions of the documents, or otherwise referred to in the interpretation or construction of the intentions of the Parties hereto.

15.10                     Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder. Each Party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other Party hereto.

Accepted and agreed on behalf of:

OMP, INC.		CELLOGIQUE CORPORATION

/s/ Curtis Cluff		/s/ Mazen Youssef
Signature		Signature

Curtis Cluff		Mazen Youssef
Name		Name

E.V.P. Corp. Dev. & Operations	11/14/05	President	11/14/05
Title	Date	Title	Date